Exhibit 10.2

Summary Description of the Alphatec Holdings, Inc. 2011 Bonus Plan

The Compensation Committee of the Board of Directors of Alphatec Holdings, Inc. (the “Company”) approved bonus plans for each of the executive officers of the Company (collectively, the “2011 Plan”).

2011 Bonus Plan for Management Employees Located in the United States, other than Steve Lubischer

With respect to each management employees located in the United States, other than Steve Lubischer, the target cash bonuses for fiscal year 2011 were determined according to a formula expressed as percentages of the respective employee’s base salary, and is subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved, which in 2011 is predicated on the achievement of certain cash balance and operating profit targets generated in accordance with the Company’s 2011 operating plan that was approved by the Company’s Board of Directors. The Compensation Committee approved all financial criteria for the awarding of such cash bonuses and the President and CEO presented the financial criteria to each of the employees for his or her confirmation of the achievability of such criteria. In the event the employees exceed such target levels, they are entitled to receive cash bonuses based on higher percentages of their respective base salaries. The table below sets forth for each of the “Named Executive Officers” (as such term is defined in Item 402 of Regulation S-K) for the year ended December 31, 2010 (other than Mitsuo Asai) that is currently employed by us, and our current Chief Financial Officer, the percentage of the base salary that such executive is eligible to receive as a cash bonus under the 2011 Bonus Plan upon the achievement of the target financial levels.

Name	2011 Base Salary	2011 Target Bonus Percentage
Dirk Kuyper	$500,000	75%
Michael O’Neill	$325,000	50%
J.P. Timm	$245,700	50%

2011 Bonus Plan for Management Employees Located Outside of the United States, other than Mitsuo Asai

With respect to management employees located outside of the United States, other than Mitsuo Asai, the target cash bonuses for fiscal year 2011 were determined according to a formula expressed as percentages of the respective executive’s base salary, and is subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved, which in 2011 is predicated on the achievement of certain revenue and operating income targets generated in accordance with the Company’s 2011 operating plan that was approved by the Company’s Board of Directors. The Compensation Committee approved all financial criteria for the awarding of such cash bonuses and the President and CEO presented the financial criteria to each of the employees for his or her confirmation of the achievability of such criteria. In the event the employees exceed such target levels, they are entitled to receive cash bonuses based on higher percentages of their respective base salaries.

2011 Bonus Plan for Stephen Lubischer, Vice President, Sales

With respect to Mr. Lubischer, the target cash bonus for fiscal year 2011 was determined based upon the Company’s achievement of certain sales targets in the U.S. Upon 100% achievement of all of such sales targets, Mr. Lubischer’s bonus will equal approximately 85% of his base salary of $249,900. The Compensation Committee approved all financial criteria for the awarding of such cash bonus and the President and CEO presented the financial criteria to Mr. Lubischer for his confirmation of the achievability of such criteria. In the event that U.S. sales exceed certain target levels, Mr. Lubischer is entitled to receive a cash bonus that is higher than the percentage of his base salary set forth above.

2011 Bonus Plan for Mitsuo Asai, President, Alphatec Pacific, Inc.

With respect to Mr. Asai, the target cash bonus for fiscal year 2011 will be determined according to a formula expressed as up to 35% of his base salary of 28,050,000 million Japanese Yen, and is subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved, which in 2011 is predicated on the achievement of certain revenue and operating profit targets in Japan generated in accordance with the Company’s 2011 operating plan that was approved by the Company’s Board of Directors. The Compensation Committee approved all financial criteria for the awarding of such cash bonus and the President and CEO presented the financial criteria to Mr. Asai for his confirmation of the achievability of such criteria. In the event Mr. Asai exceeds such target levels, he is entitled to receive a cash bonus based on a higher percentage of his base salary.